Select Medical Corporation Commences Tender Offers and
Consent Solicitations for its 9-1/2% Senior Subordinated Notes
due 2009 and its 7-1/2% Senior Subordinated Notes due 2013

     MECHANICSBURG, PENNSYLVANIA — January 20, 2005 — Select Medical Corporation (“Select”) (NYSE: SEM) announced today that it has commenced a cash tender offer to purchase any and all of the $175 million outstanding principal amount of its 9-1/2% Senior Subordinated Notes due 2009 (the “9-1/2% Notes”) and a cash tender offer to purchase any and all of the $175 million outstanding principal amount of its 7-1/2% Senior Subordinated Notes due 2013 (the “7-1/2% Notes”). In conjunction with the tender offers, Select is soliciting consents to effect certain proposed amendments to the indentures governing the 9-1/2% Notes and the 7-1/2% Notes. The tender offers and consent solicitations are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated January 20, 2005, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offers and consent solicitations. Among other conditions discussed below, the tender offers are conditioned upon the concurrent completion of Select’s proposed merger with EGL Acquisition Corp., an affiliate of Welsh, Carson, Anderson & Stowe IX, L.P. The merger remains subject to certain customary conditions, including the approval by a majority of Select’s stockholders and approval by holders of a majority of the outstanding shares of Select’s common stock not held by EGL Holding Company, EGL Acquisition Corp., Welsh, Carson, Anderson & Stowe IX, L.P., its co-investors or members of Select’s board or management that are expected to participate in the merger. The merger is expected to close in February 2005.

     The total consideration to be paid for each validly tendered note will be equal to $1,066.56 per $1,000 principal amount of the 9-1/2% Notes and $1,134.23 per $1,000 principal amount of the 7-1/2% Notes, in each case plus any accrued and unpaid interest on the notes up to, but not including, the date of payment. In each case, the total consideration includes a consent payment of $20.00 per $1,000 principal amount of the notes which will be payable only to holders who tender their notes and validly deliver their consents prior to the applicable consent expiration date. Holders who tender their notes after the applicable consent expiration date will receive the applicable total consideration less the consent payment, or $1,046.56 per $1,000 principal amount of the 9-1/2% Notes and $1,114.23 per $1,000 principal amount of the 7-1/2% Notes. The consent expiration date for both the 9-1/2% Notes and the 7-1/2% Notes is 5:00 p.m., New York City time, on Wednesday, February 2, 2005, unless, in either case, earlier terminated or extended. The tender offers will expire at 9:00 a.m., New York City time, on Thursday, February 24, 2005, unless, in either case, earlier terminated or extended.

     Among other things, the proposed amendments to the indentures governing the notes would eliminate most of the indentures’ principal restrictive covenants and also amend certain other provisions. Adoption of the proposed amendments with respect to each indenture requires the consent of the holders of at least a majority of the aggregate principal amount of the 9-1/2% Notes and 7-1/2% Notes, respectively, outstanding. Holders who tender their notes will be required to consent to the applicable proposed amendments and holders may not deliver consents to the proposed amendments without tendering their notes in the tender offers. Tendered notes may be withdrawn and consents may be revoked at any time prior to the applicable consent expiration date, but not thereafter.

     In addition to the concurrent completion of the merger, each of the tender offers is conditioned upon a minimum tender condition, a requisite consent condition, a supplemental indenture condition and certain additional customary conditions. If any of the conditions are not satisfied or waived, Select is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes, and may even terminate the tender offers.

     Merrill Lynch & Co. is acting as the dealer manager and solicitation agent for the tender offers and consent solicitations. The depositary for the tender offers is Computershare Trust Company of New York. Questions regarding the tender offers and consent solicitations may be directed to Merrill Lynch & Co., telephone number (888) ML4-TNDR (toll free) and (212) 449-4914 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder Communications Inc., telephone number (877) 278-3834 (toll free) and (212) 440-9800 (call collect).

     This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offers and consent solicitations are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 99 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 750 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/.

*          *          *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement, such as the inability of Welsh Carson to obtain financing, the failure of Select to obtain stockholder approval, the failure of a majority of notes issued by Select to be tendered and accepted and the failure to successfully complete the consent solicitations regarding amendments to the indentures underlying the notes issued by Select, or the occurrence of events that would have a material adverse effect on Select as described in the merger agreement. Additional risks and uncertainties that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel T. Veit, 717/972-1100
mailto:ir@selectmedicalcorp.com